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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES



    -   Medicis, The Dermatology Company

    -   Medicis Dermatologics, Inc.

    -   Dermavest, Inc.

    -   Advanced Pharmaceutical Research

    -   Medicis Acquisition Corporation